Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris
President/CEO, CBI
Phone: 800 735 9224
Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Continues to Gain Financial Ground Through 3rd Quarter

Company continues to show positive trends for EBIDTA and posts modest profit.

RICHMOND, VA (October 16, 2002)—Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), a life sciences contract research organization and biotechnology company, today released its unaudited financial reports for the 3Q and year-to-date. The Company’s 10-QSB is expected to be released on November 15. Following its positive 2Q announcement, the Company continues to tightly control expenses and showed a modest profit of about $10,000 in the 3rd quarter. This compares with a loss of $400,137 for the same period in 2001. For the year to date, the Company recorded a loss of about $ 232,000 on $3.4 million in gross sales, compared to a loss in 2001 of over $1 million dollars on $ 3.8 million in gross sales. The 2001 revenues included $400,000 in one-time licensing fees received by the Company.

“For 2002, the P&L bottom line through the 3Q represents nearly an $800,000 positive swing, compared to 2001,” said Dr. Robert B. Harris, President and CEO. “EBITDA for the year is nearly $464,000, which is a positive change of almost $640,000 compared to last year. Obviously, we are very pleased by our progress, but realize that we have to continue to focus on our top-line revenues. Outsourcing from the biotech, biopharmaceutical, and private sectors is just now beginning to show increased activity after a lengthy down-turn. On the other hand, CBI is competing very well for new bio-defense dollars and will press on with its efforts to bring revenue to the Company from this particular arena.”

“For the 3rd quarter, CBI has been cash positive,” added Mr. James H. Brennan, Controller of the Company, “and CBI has been cash positive through September. This is a dramatic improvement from 2001, most of which can be attributed to significant decreases in operating expenses. CBI is maintaining and even increasing its productivity with less staff. These are all very positive trends.”

“It is important to underscore that CBI’s performance to date has taken place in one of the most difficult times for the biotech sector when many of our peer companies have sustained significant losses. We are optimistic about the future”, pointed out Dr. Richard J. Freer, Chairman and COO.

About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). The company occupied its 32,000 square foot facility in December, 1998. CBI has provided comprehensive research and development services to more than 2,500 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will continue to positive trends in financial performance. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities, could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.